Exhibit 99.1

KULR Technology Group Reports Second Quarter 2026 Financial Results

HOUSTON / GLOBENEWSWIRE / August 13, 2026 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a developer of safe, high-power energy systems that enable physical AI across space, defense, drones, data centers, robotics, and other mission-critical applications, today announced its financial results for the second quarter 2026.

Second Quarter 2026 Financial Results:

Revenues: Revenue decreased 43% to $2,080,177 in the second quarter ended June 30, 2026, from $3,652,471 reported in the same year-ago period.

Gross Margins: Gross margin was (31)% in the second quarter ended June 30, 2026, compared to 20% in the same year-ago period.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses decreased 9% to $6,307,097 in the second quarter ended June 30, 2026, from $6,941,599 reported in the same year-ago period.

R&D Expenses: R&D expenses increased 23% to $2,985,659 in the second quarter ended June 30, 2026, from $2,436,754 in the same year-ago period.

Operating Loss: Loss from operations increased 19% to $11,204,578 in the second quarter ended June 30, 2026, compared to $9,451,040 reported in the same year-ago period.

Net Loss: Net loss for the second quarter of 2026 was $21,970,816, or a net loss of $0.47 per share, compared to net income of $8,142,149, or net income of $0.22 per share from the year-ago period. The net loss in the second quarter of 2026 was primarily driven by a $10,591,667 change in fair value loss associated with the Company’s bitcoin holdings.

Management Commentary

KULR Chief Financial Officer Mike Kimel commented, “During the second quarter of 2026, we continued sharpening our focus on KULR’s core energy platform and simplifying the business around our highest-priority growth opportunities. The Bitcoin treasury strategy provided meaningful financial flexibility, but its volatility also had a significant impact on our reported results, including approximately $10.6 million of non-cash change in fair value losses, making the underlying performance of our battery business more difficult for shareholders to assess. Since quarter-end, we have exited Bitcoin mining, repaid the Coinbase loan in full, and begun reducing our Bitcoin holdings in a deliberate and disciplined manner. These actions are designed to reduce balance-sheet volatility, improve financial visibility, and allow us to concentrate our capital and execution on scaling the core business while maintaining a disciplined approach to shareholder dilution. Importantly, we did not issue any shares through the ATM during the first half of 2026.”

The Company reported a cash balance of $12.8 million as of June 30, 2026.

KULR Technology Group Second Quarter 2026 Earnings Call

Date: Thursday, August 13th, 2026

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

To access the call, please register using the following link: KULR Second Quarter 2026 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code and PIN required to join the live call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulr.ai).

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, intentions and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2026, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All such forward-looking statements that are provided by management in this release are based on information available at this time, and management expects that internal expectations may change over time. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is an energy-systems platform company that designs and manufactures safe, high-power battery solutions for physical AI and other mission-critical applications. Its KULR ONE® platform integrates advanced battery architecture, thermal management, safety engineering, battery management systems, and power electronics to serve space and defense, drones and electric aviation, AI data-center backup, robotics, and Energy-as-a-Service markets. Based in Webster, Texas, KULR is scaling domestic production to support the growing energy demands of physical AI and autonomous systems. Learn more at KULR.ai.

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Investor Relations:

KULR Technology Group, Inc.

Email: ir@kulr.ai